Exhibit 10.4

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made as of April 1, 2015 (the “Effective Date”), by and among Atlantic Refining & Marketing Corp., a Delaware corporation (the “Support Provider”), Sunoco LP, a Delaware limited partnership (“Sunoco LP”), Sunoco Finance Corp., a Delaware corporation (“Sunoco LP Finance” and, together with Sunoco LP, the “Sunoco Issuers”), and ETP Retail Holdings, LLC, a Delaware limited liability company (“Guarantor”). The Support Provider, Sunoco Issuers and Guarantor may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”

PRELIMINARY STATEMENTS:

A. Sunoco, LLC, a Delaware limited liability company (“Sunoco LLC”), Guarantor and Sunoco LP, and, solely for limited purposes, Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), have entered into that certain Contribution Agreement, dated as of March 23, 2015, as amended (the “Contribution Agreement”), pursuant to which Guarantor has agreed to contribute to Sunoco LP 31.58% of the membership interests in Sunoco LLC (the “Contribution”).

B. In connection with and in order to facilitate the Contribution, pursuant to the Indenture dated April 1, 2015 (the “Indenture”), the Sunoco Issuers issued $800 million in aggregate principal amount of 6.375% senior notes due 2023 (the “Supported Debt”).

C. Pursuant to the terms of the Contribution Agreement, at the closing of the Contribution on the date hereof, (i) Sunoco LP distributed to Guarantor, in partial consideration for the Contribution, $775,000,013.00 in cash, financed entirely from the proceeds of the Supported Debt (the “Cash Consideration”) and (ii) Guarantor executed and delivered a guarantee dated as of even date herewith, providing for a guarantee of collection (but not of payment) for the principal amount due under the Supported Debt (the “ETP Retail Holdings Guarantee”), a copy of which is attached hereto as Exhibit A.

D. Concurrently with the execution of this Agreement, Guarantor is distributing to the Support Provider, a portion of the Cash Consideration equal to $35,005,707.52 (the “Atlantic Distribution” and the proportion of the total Cash Consideration reflected by such Atlantic Distribution, which equals 4.52%, the “Atlantic Distribution Percentage”). Accordingly, in consideration of the Atlantic Distribution, Support Provider desires to enter into this Agreement to provide support to Guarantor in furtherance of the ETP Retail Holdings Guarantee in support of the Supported Debt, on the terms and subject to the conditions set forth herein.

E. The Sunoco Issuers and Guarantor desire to enter into this Agreement and be bound by the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1. Support. Subject to the terms and conditions of this Agreement, including but not limited to Sections 2 and 3 below, the Support Provider hereby provides support to Guarantor and agrees to contribute cash to Guarantor in such amounts as necessary to guarantee collection of the aggregate principal amount of the Supported Debt pursuant to the ETP Retail Holdings Guarantee. Notwithstanding anything herein to the contrary, the obligations of the Parties under this Agreement are obligations solely of the Parties and do not constitute a debt or obligation of (and no recourse shall be made with respect to) ETP, any of its affiliates (other than the Parties hereto), or any shareholder, partner, member, officer, director or employee of ETP or such affiliates (collectively, the “Non-Recourse Parties”). No action under or in connection with this Agreement shall be brought against any Non-Recourse Party, and no judgment for any deficiency upon the obligations hereunder shall be obtainable against any Non-Recourse Party.

2. Support Payment Conditions. Notwithstanding any other term or condition of this Agreement to the contrary, the Support Provider shall be obligated to make contributions of cash to Guarantor pursuant to this Agreement to enable Guarantor to pay any and all amounts of the Supported Debt due and payable pursuant to the terms and conditions of the ETP Retail Holdings Guarantee.

3. Cap. Notwithstanding any other term or condition of this Agreement to the contrary, it is agreed that the Support Provider’s maximum liability under this Agreement with respect to the Supported Debt shall not exceed the Atlantic Distribution Percentage, multiplied by the positive difference (if any) between (i) the principal amount of Supported Debt, minus (ii) the sum of (A) all payments of principal made by or on behalf of the Sunoco Issuers in respect of such Supported Debt, plus (B) the fair market value of any property received or cash proceeds collected or any consideration otherwise realized (including by way of set off) from or for the account of the Sunoco Issuers pursuant to, or in connection with, the principal amount of Supported Debt, including, but not limited to, any property or cash proceeds collected or realized from the exercise of any rights and remedies at law or in equity that the holders of such Supported Debt may have against the Sunoco Issuers or any collateral securing such Supported Debt, plus (C) any principal amount of such Supported Debt which is forgiven or otherwise voluntarily compromised by the holders of such Supported Debt (such amount, the “Support Cap”).

The Support Provider shall have no obligation to make a payment hereunder with respect to any accrued and unpaid interest or any other costs, fees, expenses, penalties, charges or other amounts of any kind whatsoever that may be owed by Guarantor or any Sunoco Issuer, whether on or related to the Supported Debt or otherwise.

4. Termination of Agreement. This Agreement shall remain in effect and will not terminate until the earlier to occur of (a) termination or expiration of the ETP Retail Holdings Guarantee and (b) payment by the Support Provider of the maximum amount due by the Support Provider under Section 3 hereof, as such amount may be limited by Section 10 hereof.

5. Notices; Defenses; Etc. The Sunoco Issuers and Guarantor hereby agree to provide the Support Provider with notice promptly following any alleged default by any Sunoco Issuer under the documents evidencing the Supported Debt or by Guarantor under the documents evidencing the ETP Retail Holdings Guarantee, and the Support Provider shall be entitled to receive information regarding, and make reasonable requests for information with respect to, the actions the holders of the Supported Debt have taken against the Sunoco Issuers with respect to the Supported Debt or Guarantor with respect to the ETP Retail Holdings Guarantee. By entering into this Agreement, the Support Provider is not waiving any defense, set-off or counterclaim available to Guarantor or the Sunoco Issuers with respect to the Supported Debt nor is the Support Provider waiving its rights with respect to diligence, presentment, demand for performance, notice of protest, notice of dishonor, default or non-payment, or notice of acceptance of this Agreement.

6. Covenants of Sunoco LP and Guarantor.

(a) Repayment or Refinancing of Supported Debt. Without the prior written consent of the Support Provider, Sunoco LP shall not be entitled to (i) repay any principal amount of a tranche of the Supported Debt or (ii) refinance through an exchange offer or otherwise all or any portion of the Supported Debt, unless, in the case of (ii) above, Sunoco LP (x) simultaneously replaces the Supported Debt with at least an equivalent amount of new indebtedness (such new indebtedness, the “Refinanced Supported Debt”) with substantially similar covenants providing for no earlier amortization of principal than the amortization contemplated by the applicable maturity date of any Supported Debt (any such date, a “Maturity Date”), (y) permits Guarantor at its sole discretion to guarantee the Refinanced Supported Debt on the terms and subject to the conditions set forth in the ETP Retail Holdings Guarantee and (z) permits Support Provider at its sole discretion to provide support to Guarantor in furtherance of the ETP Retail Holdings Guarantee of the Refinanced Supported Debt, on the terms and subject to the conditions set forth herein.

(b) Actions Upon Maturity Date. Upon the Maturity Date for the Supported Debt, and payment in full of the aggregate principal amount of Supported Debt, no additional ETP Retail Holdings Guarantee shall be permitted to be made by Guarantor with respect to such Supported Debt. Any Supported Debt subject to the ETP Retail Holdings Guarantee may be retired or refinanced with debt that is not subject to the ETP Retail Holdings Guarantee commencing at any time on or after the scheduled Maturity Date for such Supported Debt.

(c) Extinguishment of Supported Debt. Sunoco LP shall use commercially reasonable efforts to extinguish any applicable outstanding Supported Debt on the Maturity Date. Guarantor shall release the Support Provider from any liability or obligation under this Agreement related to the Supported Debt on the applicable Maturity Date for such Supported Debt and shall enter into and execute such documents and instruments as the Support Provider may reasonably request in order to evidence such release.

(d) Sunoco LP Finance Corp. Prior to the Maturity Date of the Supported Debt, Sunoco LP Finance shall continue to have no material assets or any liabilities, other than as a co-issuer of debt securities of Sunoco LP.

(e) Guarantor Limited Activities. Without the prior written consent of Support Provider, Guarantor shall not (i) create, incur, assume or permit to exist any Indebtedness (as defined below) other than the ETP Retail Holdings Guarantee or (ii) consummate any transactions other than the ETP Retail Holdings Guarantee of the Supported

Debt. As used in this Section 6(d), “Indebtedness” shall mean (A) all obligations for borrowed money, (B) all obligations evidenced by bonds, debentures, notes or similar instruments, (C) all obligations under conditional sale or other title retention agreements relating to property or assets, (D) all obligations issued or assumed as the deferred purchase price of property or services, (E) all guarantees of Indebtedness of others, (F) all capital lease obligations, (G) all obligations with respect to hedging and swap agreements, (H) the principal component of all obligations, contingent or otherwise, as an account party in respect of letters of credit and (I) the principal component of all obligations in respect of bankers’ acceptances.

7. Covenants of Support Provider.

(a) Net Worth. Support Provider hereby represents to Guarantor and Sunoco LP that it will maintain net assets (excluding any interest in Guarantor and Sunoco LP held by Support Provider) with a fair market value equal to or greater than the amount of the Support Cap and in the event Support Provider disposes of, transfers, or conveys any of its assets, except with respect to distributions permitted in clause (b) below, it shall, if necessary, promptly replace such assets so as to have net assets (excluding any interest in Guarantor and Sunoco LP held by Support Provider) with a fair market value equal to or greater than the amount of the Support Cap. Support Provider shall provide a certificate to Guarantor and the Trustee on an annual basis (beginning on the first anniversary of this Agreement and until the Supported Debt has been paid in full) providing that it is in full compliance with this Section 7(a).

(b) Distributions. Support Provider shall be entitled to make distributions of available cash with respect to its equity interests provided Support Provider shall not make a distribution of cash or property to the extent such distribution would constitute a Fraudulent Conveyance (as defined in Section 10) in light of Support Provider’s obligations under this Agreement or otherwise impair Support Provider’s ability to satisfy its obligations under this Agreement.

8. Covenants of the Parties to Maintain Tax Treatment. For so long as any ETP Retail Holdings Guarantee is outstanding, the Parties hereto hereby agree that:

(a) At the Sunoco LP level, unless otherwise required by law, it is the intent of the Parties to treat Guarantor as the sole partner bearing the economic risk of loss with respect to the Supported Debt pursuant to Treasury Regulation § 1.752-2; provided that, notwithstanding the foregoing, Sunoco LP shall not be required to take such position in any taxable year to the extent Sunoco LP determines in good faith after consulting with tax counsel that such position is not supported by current law or actual facts and circumstances.

(b) It is the intent of the Parties that the distribution to Guarantor by Sunoco LP of the Cash Consideration be treated as a distribution under Section 731 of the Internal Revenue Code of 1986, as amended (the “Code”), and neither Sunoco LP nor any partner of Sunoco LP shall take a position inconsistent with such treatment unless otherwise required by law; provided that, notwithstanding the foregoing, Sunoco LP shall not be required to take such position in any taxable year to the extent Sunoco LP determines in good faith after consulting with tax counsel that such position is not supported by current law or actual facts and circumstances.

(c) At the Guarantor level, unless otherwise required by law, it is the intent of the Parties to treat the Support Provider as bearing the economic risk of loss with respect to the Supported Debt in an amount equal to the Supported Debt distributed to it pursuant to the Atlantic Distribution in accordance with Treasury Regulation § 1.752-2; provided that, notwithstanding the foregoing, Guarantor shall not be required to take such position in any taxable year to the extent Guarantor determines in good faith after consulting with tax counsel that such position is not supported by current law or actual facts and circumstances.

(d) It is the intent of the Parties to treat the Atlantic Distribution as a distribution under Section 731 of the Code, and neither Guarantor nor any partner of Guarantor shall take a position inconsistent with such treatment unless otherwise required by law; provided that, notwithstanding the foregoing, Guarantor shall not be required to take such position in any taxable year to the extent Guarantor determines in good faith after consulting with tax counsel that such position is not supported by current law or actual facts and circumstances.

(e) Neither Sunoco LP nor Guarantor shall (i) modify the ETP Retail Holdings Guarantee so as to eliminate or limit the ultimate recourse liability of the Support Provider with respect to the Supported Debt, (ii) merge or consolidate with, or take any action that would cause, Guarantor to become a corporation for U.S. federal income tax purposes or (iii) except as required by the Indenture, cause or permit any other corporation, partnership, person or entity to assume, guarantee, indemnify against or otherwise incur any liability with respect to any Supported Debt.

(f) In the event a subsidiary of Sunoco LP that is regarded as separate and apart from Sunoco LP for U.S. federal income tax purposes becomes a Subsidiary Guarantor (as such term is defined in the Indenture) of the Supported Debt or otherwise guarantees the Supported Debt, the Support Provider agrees to indemnify such subsidiary for any amounts that the subsidiary is required to pay pursuant to its guarantee of the Supported Debt, on the same basis and subject to the same limits as with respect to the ETP Retail Holdings Guarantee.

(g) In the event a partner of Sunoco LP guarantees or otherwise incurs any liability with respect to the Supported Debt, Guarantor agrees to indemnify such partner for any amounts that the partner is required to pay pursuant to its guarantee or liability with respect to the ETP Retail Holdings Guarantee.

9. Waiver of Subrogation. The Support Provider irrevocably waives, relinquishes and renounces any right of subrogation, contribution, indemnity, reimbursement or any claim whatsoever which the Support Provider may have against the Sunoco Issuers or any other persons liable on the Guarantee or the Supported Debt. The Support Provider will not assert any such claim against the Sunoco Issuers or any other persons liable on the Guarantee or the Supported Debt, in any proceeding, legal or equitable, including any bankruptcy, insolvency or reorganization proceeding. This provision will inure to the benefit of and will be enforceable by the Trustee, the Holders, the Sunoco Issuers and any such persons liable on the Guarantee or the Supported Debt, and their successors and assigns, including any trustee in bankruptcy or debtor-in-possession.

10. Fraudulent Conveyance. Notwithstanding any provision of this Agreement to the contrary, it is intended that this Agreement not constitute a Fraudulent Conveyance (as defined below). Consequently, the Support Provider agrees that if this Agreement would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Agreement shall be valid and enforceable only to the maximum extent that would not cause this Agreement to constitute a Fraudulent Conveyance, and this Agreement shall automatically be deemed to have been amended accordingly at all relevant times. For purposes of this Section 10, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

11. Cumulative Rights; No Waiver. Each and every right granted to Support Provider hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time subject only to the limitations set forth in this Agreement. No failure on the part of Support Provider to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by Support Provider of any right preclude any other or future exercise thereof or the exercise of any other right.

12. Amendments; Waivers.

(a) Except as otherwise expressly set forth herein, this Agreement may not be modified, amended or waived except by an instrument or instruments in writing signed by each of the Parties hereto.

(b) The Parties hereby agree that no provision of Section 1 hereof may be modified, amended or waived without the prior written consent of a majority of the noteholders or lenders under the Indenture if such modification, amendment or waiver would materially and adversely reduce the benefits to such noteholders or lenders of the support contemplated by Section 1 hereof with respect to such Supported Debt.

13. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement shall prevent the Support Provider from merging or consolidating with or into any other person so long as the surviving person agrees to be bound by the terms of this Agreement.

14. Third-Party Beneficiaries. This Agreement is for the benefit only of the Support Provider, the Sunoco Issuers, and Guarantor, the trustee under the Indenture, the holders of the Supported Debt, and the subsidiaries of Sunoco LP described in Section 8(d) and is not intended to confer upon any other third party any rights or remedies hereunder, and shall not be construed as for the benefit of any other third party.

15. Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight, registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, if to the Support Provider, at the following address or facsimile number for the Support Provider:

Atlantic Refining & Marketing Corp.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

Facsimile Number: (214) 981-0701

if to any Sunoco Issuer, at the following address or facsimile number for Sunoco LP:

Sunoco LP

555 East Airtex Drive

Houston, Texas 77073

Attention: General Counsel

Facsimile Number: (361) 693-3725

if to Guarantor, at the following address or facsimile number for Guarantor:

ETP Retail Holdings, LLC

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

Facsimile Number: (214) 981-0701

or at such other address or number as shall be designated by the Support Provider, any Sunoco Issuer or Guarantor in a notice to the other Parties to this Agreement. All such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular mail, on the date actually received by the addressee; (B) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt; (C) in the case of a notice delivered by hand, when personally delivered; (D) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

16. Separability. Should any clause, sentence, paragraph, subsection or section of this Agreement be judicially declared to be invalid, illegal or unenforceable in any respect, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, illegal or unenforceable will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

17. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart. Delivery of an executed signature page by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart.

18. Section Headings. Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

19. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the Parties related thereto.

20. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

21. Consent to Jurisdiction; Waiver of Jury Trial. The Parties irrevocably submit to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, for the purposes of any proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, or that any such proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties also agrees that any final and non appealable judgment against a Party in connection with any proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS AGREEMENT SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is duly executed and delivered by the authorized signatories set forth below, to be effective as of the Effective Date.

ATLANTIC REFINING & MARKETING CORP.

By:	/s/ Robert W. Owens
Name:	Robert W. Owens
Title:	President

SUNOCO LP

By:	Sunoco GP LLC, its general partner

By:	/s/ Robert W. Owens
Name:	Robert W. Owens
Title:	President and Chief Executive Officer

SUNOCO FINANCE CORP.

By:	/s/ Robert W. Owens
Name:	Robert W. Owens
Title:	President

ETP RETAIL HOLDINGS, LLC

By:	/s/ Robert W. Owens
Name:	Robert W. Owens
Title:	President

Signature Page to Support Agreement

EXHIBIT A

GUARANTEE OF COLLECTION